Exhibit 10.1

First Amendment to Securities Purchase Agreement

This is the first amendment, dated as of December 9, 2025 (“Amendment”), to that certain Securities Purchase Agreement dated as of October 6, 2025 (“Agreement”), by and between Ryvyl Inc., a Nevada corporation (“Company”) and RTB Digital, Inc., a Delaware corporation (“RTB”).

The purpose of this Amendment is to change certain of the terms of the Agreement and the Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (“Certificate of Designations”), relating to the issued and outstanding Series C Convertible Preferred Stock (“Series C Preferred Stock”), as more fully described below. In all other respects, the terms of the Agreement and the Certificate of Designations remains in full force and effect as agreed upon previously and each is hereby confirmed.

Unless defined herein, any capitalized terms used in this Amendment will have the same definitions as assigned and used in the Agreement and Certificate of Designations, respectively.

The following provisions of the Agreement are modified as follows:

1. The original purchase price, sometimes referred to as the Purchaser’s Subscription, as indicated in Section 2.1 of the Agreement and on the signature page, for the 50,000 shares of Series C Preferred Stock, is hereby increased to an aggregate of $6,500,000, an increase of $1,500,000, the increased purchase price to be paid at the signing of this Amendment by RTB directly to the Company, in accordance with the wire instructions to be provided by the Company to RTB.

2. The Stated Value per share of Series C Preferred Stock, as stated in Section 2 of the Agreement, is hereby increased to $130.00, an increase of $30,00 per share, for an aggregate Stated Value of $6,500,000.

3. Each of the Company and RTB, as a Purchaser, reaffirm its representations and warranties as of the date hereof, with no modifications, as they are stated in the Agreement.

The following provision of the Certificate of Designations is modified as follows:

1. The Stated Value as set forth in Section 2, shall be modified to be $130.00.

Each of the Company and RTB confirm to the other, that as of the date of this Amendment, each party is in compliance with the terms of the Agreement and Certificate of Designations, and there is no event as of the date of this Amendment that is likely to cause either party to be in breach of the Agreement or the Certificate of Designations.

RTB represents that it is the sole stockholder of the Series C Preferred Stock, and no other person has any indirect or direct interest in the Series C Preferred Stock, including any power to vote or dispose of the Series C Preferred Stock, and the Series C Preferred Stock has not been pledged, assigned, hypothecated or transferred, directly or indirectly, in whole or in part, to any person or entity.

RTB hereby consents, as the sole stockholder of the Series C Preferred Stock to the modification of the terms of the Certificate of Designations, in the form attached hereto, and adopts the form of Amendment to the Certificate of Designations, and approves the same and the filing of the Certificate of Designations with the Secretary of State of Nevada, as promptly as possible, at the discretion of the Board of Directors of the Company.

As mutually agreed, as of the date first written above, this Amendment to the Agreement and the change to the Certificate of Designations is approved and delivered on behalf of the undersigned as an agreement fully approved by its respective board of directors and shareholders, as applicable.

Ryvyl Inc.

By:	/s/ George Oliva
George Oliva
Chief Financial Officer

RTB Digital, Inc.

By:	/s/ James Heckman
James Heckman
Chief Executive Officer